Exhibit 99.2

Netcapital Inc. Announces Closing of Registered Direct Offering

BOSTON, May 25, 2023 — Netcapital Inc. (Nasdaq: NCPL, NCPLW), (“Netcapital'' or the “Company”), a digital private capital markets ecosystem, today announced the closing of the purchase and sale of an aggregate of 1,100,000 shares of its common stock, at a purchase price of $1.55 per share, in a registered direct offering.

The gross proceeds to the Company from the offering were approximately $1.7 million, before deducting the placement agent's fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to repay approximately $365,000 of outstanding indebtedness, including accrued interest, and the remainder for working capital and other general corporate purposes.

ThinkEquity acted as the exclusive placement agent for the offering.

The shares of common stock described above were offered and sold pursuant to a shelf registration statement on Form S-3 (File No. 333-267921), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 18, 2022 and declared effective on October 26, 2022, and the accompanying prospectus supplement dated May 23, 2023 filed with the SEC on May 25, 2023. The prospectus supplement and the accompanying base prospectus relating to the registered direct offering is available on the SEC's website at www.sec.gov. Copies of the prospectus supplement and the accompanying base prospectus relating to the offering may be obtained from the offices of ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The company's consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies with disruptive technologies. The Netcapital funding portal is registered with the U.S. Securities & Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association.

Forward Looking Statements

The information contained herein includes forward-looking statements. These statements include, among others, statements regarding the use of the proceeds from the offering. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations:

800-460-0815

ir@netcapital.com